Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of Corporation: IIOT-OXYS, Inc.

2.	The Articles have been amended as follows:

Section 3 is hereby amended to read as follows:

3. Authorized Stock:

Number of shares with par value: 10,010,000,000 Par value per share: $0.001

Number of shares without par value: 0

The aggregate number of shares which the Corporation shall have the authority to issue is ten billion ten million (10,010,000,000) shares. Ten billion (10,000,000,000) shares shall be designated common stock and shall have a par value of $0.001. Ten million (10,000,000) shares shall be designated preferred stock and shall have a par value of $0.001 per share.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 95.19%.

4.	Effective date of filing:

5.	Signature: /s/ Clifford L. Emmons

Clifford L. Emmons, Chief Executive Officer